Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LiveOne, Inc.

Beverly Hills, CA

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of LiveOne, Inc. of our report dated July 1, 2024, relating to the consolidated financial statements of LiveOne, Inc. as of March 31, 2024, which report appears in the Annual Report on Form 10-K of LiveOne, Inc. for the year ended March 31, 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

Los Angeles, California

July 1, 2024